Company Contact:	Investor Relations:
Kelly J. Gill	James R. McKnight, Jr.
Chief Executive Officer	Chief Financial Officer
(615) 771-7575	(615) 771-7575

DIVERSICARE ANNOUNCES
THE ACQUISITION OF OPERATIONS OF A NEW FACILITY IN KENTUCKY

BRENTWOOD, TN - (June 4, 2014) - Diversicare Healthcare Services, Inc. (NASDAQ: DVCR) today announced the Company’s most recent growth activity.

Diversicare has assumed operations of a 73-bed skilled nursing center in Nicholasville, Kentucky, effective June 1, 2014.  The facility will be rebranded as Diversicare of Nicholasville.  This newly leased facility is expected to contribute in excess of $4.5 million in revenues annually.  The new center has been acquired by Aviv REIT and is expected to be accretive soon after operations are assumed by Diversicare.

Commenting on the acquisition, Kelly Gill, the Company’s Chief Executive Officer, stated, “We are pleased to announce the newest addition to our portfolio and are honored that Aviv continues to choose us as their operating partner. Over the past 24 months we have integrated 14 new facilities. These numerous facility integrations have provided us with tremendous experience that allows us to integrate new additions quickly and efficiently onto our operating platform. Our experienced integration team allows the operating managers of newly acquired facilities to better remain focused on improving quality of care.”

About Diversicare Healthcare Services, Inc.

As of June 4, 2014, Diversicare provides long-term care services to patients in 49 skilled nursing centers containing 5,522 licensed nursing beds, primarily in the Southeast and Southwest. For additional information about the Company, visit Diversicare's web site: www.DVCR.com.

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